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                                                                    EXHIBIT 10.6

Barry Bradley, D.C.

7 October, 1999

Dear Barry,

As you know Access HealthMax is interested in continuing a relationship with you now that you have made the decision to move to private practice. This communication is intended to formalize conversations you and I have had with regard to how that relationship will be structured.

Position: You will serve as the Nutritionist for Access HealthMax and will be so identified.

Services:  You will provide the following services:

                  1) Responding to questions from providers, consumers and others under the `ASK the DOCTOR' program. It is understood that phone calls will be returned during times that do not interfere with your other obligations and that all responses will attempt to be made via e-mail. All e-mail responses will be copied to both Dan and my mailbox unless otherwise notified.

                  2) Writing for various marketing material specifically product information cards, and product support materials. In addition you will have a featured article in the Access WellCare Bulletin which will be produced no less frequently than once each month.

                  3) Product formulation, support, and enhancement which may require interaction with providers and our manufacturer.

                  4) Participation as an instructor in the Company's training programs for both providers and provider representatives.

                  5) Participation as a member of the company's advisory committee which will require your participation in a yearly meeting in Orlando or other designated location.

                  6) General support to senior management as may be requested from time to time.

Compensation: You will be compensated for the above services in the following method.

                  1) A retainer equal to $1,875 per month which, if paid for would a twelve-month period annualizes to $22,500. This amount will be forwarded to you at one half twice each month on the 15th and last day of each month. This fee is for 10 hours per week of service time. Any additional fees must be paid at the rate of $50 per hour and must be requested and approved by the company prior to the service being done.

                  2) A per diem amount of $350 for each day of training and or travel days plus expenses for airfare, food and accommodations.

This relationship is intended to continue your role as the Nutritionist for Access Health Max on an exclusive basis and as such you will obviously hold in confidence any communications, information, product formulation, plans, and concepts which you may become aware of which are of a proprietary or company confidential nature. This agreement may be terminated by either party upon thirty (30) days written notice.
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Barry, if you are in agreement with the above please signify with your signature below and we will move forward under this revised relationship. As I have stated, Dan and I, as well as the others in the Access HealthMax family, look forward to continuing the close affiliation we have had.

If you have any questions please feel free to contact me.

Sincerely,
/s/ Steven Miracle

Steven Miracle
Chief Operating Officer



/s/ Barry Bradley
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Barry Bradly, D.C.